Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 21, 2019 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports First Quarter 2019 Earnings

SEATTLE, Wash. (May 21, 2019) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the first quarter ended May 4, 2019 of $0.23. Total Company net sales decreased 3.5 percent for the first quarter. The Company’s top-line results were impacted by three areas — loyalty, digital marketing and merchandise — which contributed to declines across its Full-Price and Off-Price businesses, in both stores and online.
“While we expected softer trends from the fourth quarter to continue into the first quarter, we experienced a further deceleration. We had executional misses with our customers, and we’re committed to better serving them. This is well within our control to turn around.” said Erik Nordstrom, co-president, Nordstrom, Inc. “The strength of our inventory and expense execution helped mitigate a meaningful portion of our sales miss. We ended the quarter with inventories in solid shape, and our financial position remains strong. We’re actively taking steps to drive our top-line, and we’re focused on delivering on our financial goals.”
Nordstrom is confident in its ability to drive top-line growth and improve profitability, as well as execute its key strategies to better serve customers on their terms:

•
The Company began taking steps to drive improvement, which include: resolving executional issues associated with the launch of its enhanced loyalty program; further investing in its digital marketing; and re-balancing its merchandise assortment to better align with customer expectations.

•
The Company has demonstrated its ability to bend the expense curve and continues to make its business more efficient and productive. The Company is tracking ahead of its plans in executing efficiency initiatives to achieve savings of $150 to $200 million this year.

•
The Company is scaling its local market strategy in its top markets by providing customers with greater access to merchandise selection, with faster delivery and at a lower cost to the Company. In the first quarter, Nordstrom delivered outsized growth in digital sales and store traffic in the Los Angeles market.

•
Nordstrom will expand its presence in New York City, its largest market for online sales. The Company is on track to open its flagship on October 24 and two Nordstrom Local neighborhood hubs this fall. These physical assets will drive engagement with customers across multiple touch points, which is expected to contribute a meaningful sales lift for this market.

•
As the Company approaches the end of its heavy generational investment cycle this year, these businesses — Nordstromrack.com/HauteLook, Trunk Club, Canada and New York City — continue to scale and are expected to contribute top-line growth and improved profitability for 2019.

FIRST QUARTER 2019 SUMMARY

•	First quarter net earnings were $37 million compared with $87 million during the same period in fiscal 2018.

•
Earnings before interest and taxes (“EBIT”) were $77 million, or 2.3 percent of net sales, compared with $153 million, or 4.4 percent of net sales, during the same period in fiscal 2018. The decrease was driven primarily by lower sales volume.

•	In Full-Price, net sales decreased 5.1 percent compared with the same period in fiscal 2018. Off-Price net sales decreased 0.6 percent.

•	Total company digital sales grew 7 percent and represented 31 percent of the business.

•
Gross profit, as a percentage of net sales, of 33.5 percent decreased 60 basis points compared with the same period in fiscal 2018. This was primarily due to planned markdowns to realign inventory to sales trends and deleverage on occupancy expenses. Ending inventory decreased 5.3 percent from last year, reflecting a positive spread between inventory and sales.

•
Selling, general and administrative expenses, as a percentage of net sales, of 34.0 percent increased 168 basis points compared with the same period in fiscal 2018. This was primarily due to fixed expense deleverage on lower sales volume.

•
During the quarter ended May 4, 2019, the Company repurchased 4.1 million shares of its common stock for $186 million. A total capacity of $707 million remains available under its existing share repurchase authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission (“SEC”) rules.

•
At the beginning of fiscal 2019, Nordstrom adopted ASU No. 2016-02, Leases, and all related amendments (“Lease Standard”). The Lease Standard increased total assets and liabilities by approximately $1.9 billion. The impact was immaterial, ranging from no impact to 0.3, for the following metrics: Return on Assets, Debt to Net Earnings, Adjusted Return on Invested Capital (non-GAAP measure) and Adjusted Debt to EBITDAR (non-GAAP measure).

EXPANSION UPDATE
To date in fiscal 2019, the Company opened three stores, closed two stores and relocated one store. The Company opened the following stores in the first quarter of 2019:

Location	Store Name	Square Footage (000’s)	Timing
Off-Price
U.S. - Nordstrom Rack
Baltimore, MD	Canton Crossing	33	March 14
Westminster, CO	Westminster Orchards	26	April 4
Northridge, CA	Porter Ranch Rack	25	April 30

Number of Stores	May 4, 2019	May 5, 2018
Full-Price
U.S. - Nordstrom full-line	113	116
Canada - Nordstrom full-line	6	6
Canada - Nordstrom Rack	6	3
Other Full-Price[1]	12	10
Off-Price
U.S. - Nordstrom Rack	241	236
Last Chance clearance stores	2	2
Total	380	373
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and Nordstrom Local neighborhood hubs.

Gross Square Footage	30,180,000	30,420,000
FISCAL YEAR 2019 OUTLOOK
Nordstrom remains focused on three strategic objectives in driving shareholder returns: gaining market share, improving profitability and returns, and maintaining disciplined capital allocation. The Company revised its annual outlook to reflect current trends:

	Prior Outlook	Current Outlook
Net sales	1 to 2 percent increase	2 percent decrease to flat
Credit card revenues, net	Mid to high single-digit growth	Low to mid single-digit growth
EBIT	$915 to $970 million	$805 to $890 million
EBIT margin	5.9 to 6.1 percent	5.3 to 5.8 percent
Earnings per diluted share (excluding the impact of any potential future share repurchases)	$3.65 to $3.90	$3.25 to $3.65
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss first quarter 2019 results and fiscal 2019 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13690302, until the close of business on May 28, 2019.

ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 380 stores in 40 states, including 119 full-line stores in the United States, Canada and Puerto Rico; 247 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and three Nordstrom Local service concepts. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words "will," "may," "designed to," "outlook," "believes," "should," "targets," "anticipates," "assumptions," "plans," "expects" or "expectations," "intends," "estimates," "forecasts," "guidance" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 4, 2019	May 5, 2018
Net sales	$3,349	$3,469
Credit card revenues, net	94	92
Total revenues	3,443	3,561
Cost of sales and related buying and occupancy costs	(2,228)	(2,288)
Selling, general and administrative expenses	(1,138)	(1,120)
Earnings before interest and income taxes	77	153
Interest expense, net	(24)	(28)
Earnings before income taxes	53	125
Income tax expense	(16)	(38)
Net earnings	$37	$87

Earnings per share:
Basic	$0.24	$0.52
Diluted	$0.23	$0.51

Weighted-average shares outstanding:
Basic	155.0	167.8
Diluted	156.2	170.2

Percent of net sales:
Gross profit	33.5%	34.1%
Selling, general and administrative expenses	34.0%	32.3%
Earnings before interest and income taxes	2.3%	4.4%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Current assets:
Cash and cash equivalents	$448	$957	$966
Accounts receivable, net	233	148	186
Merchandise inventories	2,006	1,978	2,120
Prepaid expenses and other	271	291	291
Total current assets	2,958	3,374	3,563

Land, property and equipment (net of accumulated depreciation of $6,678, $6,647 and $6,227)	3,963	3,921	3,887
Operating lease right-of-use assets	1,833	—	—
Goodwill	249	249	249
Other assets	335	342	317
Total assets	$9,338	$7,886	$8,016

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,619	$1,469	$1,575
Accrued salaries, wages and related benefits	315	580	317
Current portion of operating lease liabilities	237	—	—
Other current liabilities	1,222	1,324	1,307
Current portion of long-term debt	499	8	56
Total current liabilities	3,892	3,381	3,255

Long-term debt, net	2,177	2,677	2,680
Deferred property incentives, net	6	457	495
Non-current operating lease liabilities	1,951	—	—
Other liabilities	661	498	516

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 154.6, 157.6 and 167.8 shares issued and outstanding	3,067	3,048	2,852
Accumulated deficit	(2,370)	(2,138)	(1,738)
Accumulated other comprehensive loss	(46)	(37)	(44)
Total shareholders’ equity	651	873	1,070
Total liabilities and shareholders’ equity	$9,338	$7,886	$8,016

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 4, 2019	May 5, 2018
Operating Activities
Net earnings	$37	$87
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization expenses and other, net	165	172
Amortization of deferred property incentives	—	(21)
Non-cash lease expense (net of deferred property incentives amortization of $19)	41	—
Deferred income taxes, net	18	6
Stock-based compensation expense	20	23
Change in operating assets and liabilities:
Accounts receivable	(20)	(42)
Merchandise inventories	(89)	(201)
Prepaid expenses and other assets	(11)	(2)
Accounts payable	181	212
Accrued salaries, wages and related benefits	(266)	(259)
Other current liabilities	(66)	(24)
Deferred property incentives	3	24
Lease liabilities (net of operating lease interest of $23)	(57)	—
Other liabilities	13	(3)
Net cash used in operating activities	(31)	(28)

Investing Activities
Capital expenditures	(249)	(129)
Other, net	1	(20)
Net cash used in investing activities	(248)	(149)

Financing Activities
Principal payments on long-term borrowings	—	(3)
Increase in cash book overdrafts	40	27
Cash dividends paid	(58)	(62)
Payments for repurchase of common stock	(210)	(13)
Proceeds from issuances under stock compensation plans	10	24
Tax withholding on share-based awards	(12)	(11)
Net cash used in financing activities	(230)	(38)

Net decrease in cash and cash equivalents	(509)	(215)
Cash and cash equivalents at beginning of period	957	1,181
Cash and cash equivalents at end of period	$448	$966

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales for the first quarter of 2019 compared with the same period in fiscal 2018:

	Quarter Ended
	May 4, 2019	May 5, 2018
Net sales by business:
Full-Price	$2,127	$2,240
Off-Price	1,222	1,229
Total net sales	$3,349	$3,469

Net sales increase (decrease) by business:
Full-Price	(5.1%)	3.9%
Off-Price	(0.6%)	6.7%
Total Company	(3.5%)	5.8%

Digital sales as % of total net sales[1]	31%	28%
1 Digital sales are online sales and digitally assisted store sales which include Buy Online, Pick Up in Store (“BOPUS”), Ship to Store and Style Board, a digital selling tool.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors and credit agencies in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time, have incorporated it in our executive incentive measures and is an important indicator of shareholders’ return over the long term.
For 2019, income statement activity for adjusted net operating profit, and balance sheet amounts for average invested capital, are comprised of one quarter of activity under the Lease Standard for 2019, and the last three quarters of 2018 under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimates the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitution of our results as reported under GAAP.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of the components of Adjusted ROIC and return on assets:

	Quarters Ended
	May 4, 2019	May 5, 2018
Net earnings	$513	$461
Add: income tax expense	147	351
Add: interest expense	115	123
Earnings before interest and income tax expense	775	935

Add: operating lease interest[1]	23	—
Add: rent expense, net	189	254
Less: estimated depreciation on capitalized operating leases[2]	(101)	(135)
Adjusted net operating profit	886	1,054

Less: estimated income tax expense	(198)	(456)
Adjusted net operating profit after tax	$688	$598

Average total assets	$8,591	$8,067
Less: average non-interest-bearing current liabilities	(3,438)	(3,306)
Less: average deferred property incentives in excess of ROU assets[3]	(77)	—
Add: average estimated asset base of capitalized operating leases[2]	1,508	1,893
Less: average deferred property incentives and deferred rent liability	(459)	(642)
Average invested capital	$6,125	$6,012

Return on assets[4]	6.0%	5.7%
Adjusted ROIC[4]	11.3%	9.9%
1 As a result of the Lease Standard, we add-back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the ROU assets, we reclass the amount from assets to other current liabilities and other liabilities. As a result of the Lease Standard, we reduce average total assets as this better reflects how we manage our business.
4 Results for the four quarters ended May 4, 2019 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted return on assets by approximately 60 basis points and Adjusted ROIC by approximately 70 basis points. In addition, the impact of the Lease Standard, which negatively impacted return on assets by approximately 30 basis points and Adjusted ROIC by approximately 20 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure as it provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times.
For 2019, income statement activity for adjusted EBITDAR is comprised of one quarter of activity under the Lease Standard for 2019, and the last three quarters of 2018 under the previous lease standard. Balance sheet amounts are as of the end of the quarter, and under the new Lease Standard for 2019 and the previous lease standard for 2018. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimates the investment in our operating leases. Estimated capitalized operating lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2019[1]	2018[1]
Debt	$2,676	$2,736
Add: operating lease liabilities	2,188	—
Add: estimated capitalized operating lease liability[2]	—	2,029
Adjusted Debt	$4,864	$4,765

Net earnings	$513	$461
Add: income tax expense	147	351
Add: interest expense, net	100	116
Earnings before interest and income taxes	760	928

Add: depreciation and amortization expenses	663	674
Add: operating lease cost[3]	69	—
Add: rent expense, net	189	254
Add: non-cash acquisition-related charges	—	1
Adjusted EBITDAR	$1,681	$1,857

Debt to Net Earnings[4]	5.2	5.9
Adjusted Debt to EBITDAR[4]	2.9	2.6
1 The components of Adjusted Debt are as of May 4, 2019 and May 5, 2018, while the components of Adjusted EBITDAR are for the four quarters ended May 4, 2019 and May 5, 2018.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 4-quarters of rent expense multiplied by eight, a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 As a result of the Lease Standard, we add back the operating lease cost to calculate Adjusted EBITDAR.
4 Results for the four quarters ended May 4, 2019 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted Debt to Net Earnings by approximately 50 basis points and Adjusted Debt to EBITDAR by approximately 10 basis points. In addition, the impact of the Lease Standard had no impact on Debt to Net Earnings and negatively impacted Adjusted Debt to EBITDAR by approximately 10 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash used in operating activities. The following is a reconciliation of net cash used in operating activities to Free Cash Flow:

	Quarter Ended
	May 4, 2019	May 5, 2018
Net cash used in operating activities	$(31)	$(28)
Less: capital expenditures	(249)	(129)
Add: change in cash book overdrafts	40	27
Free Cash Flow	$(240)	$(130)

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Quarter Ended
	May 4, 2019	May 5, 2018
Net earnings	$37	$87
Add: income tax expense	16	38
Add: interest expense, net	24	28
Earnings before interest and income taxes	77	153

Add: depreciation and amortization expenses	163	169
Less: amortization of deferred property incentives	(19)	(21)
Adjusted EBITDA	$221	$301